SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SPARK NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPARK NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Spark Networks, Inc., a Delaware corporation (the “Company”), to be held at the Company’s principal executive offices located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 on June 8, 2009 at 9:00 a.m. Pacific Daylight Time.

The Annual Meeting of the Company is being held for the following purposes:

1.	To elect two members to the board of directors to serve for three-year terms;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009;

3.	To vote on a stockholder proposal recommending that our board of directors adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company;

4.	To vote on a stockholder proposal regarding the declassification of the board of directors; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors recommends a vote for the director nominees and for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. The board of directors makes no voting recommendation with respect to the two stockholder proposals listed above.

The board of directors has fixed the close of business on April 16, 2009 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

The Company’s Annual Report to Stockholders for the year ended December 31, 2008 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 8, 2009. The 2009 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2008 are also available at www.spark.net/proxy.

FOR THE BOARD OF DIRECTORS

Corporate Secretary

Dated: [                    ], 2009

Beverly Hills, California

SPARK NETWORKS, INC.

PROXY STATEMENT

For Annual Meeting to be Held

June 8, 2009 at 9:00 a.m. Pacific Daylight Time

This proxy statement is delivered to you by Spark Networks, Inc. (“we,” “us,” the “Company,” or “Spark”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on June 8, 2009 at 9:00 a.m. Pacific Daylight Time at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is [                    ], 2009.

The purpose of the Annual Meeting is to seek stockholder approval of four proposals: (1) electing two directors to the board of directors, (2) ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, (3) adopting a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company, and (4) declassifying the board of directors.

Annual Report

Our annual report to stockholders for the year ended December 31, 2008 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy card and is not to be considered a part of the proxy soliciting material.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 16, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting. There were 20,556,544 shares of common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Voting Your Proxy

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone, the internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted (1) FOR the election of the nominees for director named herein, (2) FOR the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, (3) ABSTAIN with respect to the adoption of a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company and (4) ABSTAIN with respect to declassification of the board of directors. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Effect of Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. Abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the election of the director nominees, but will be counted as votes against the ratification of the appointment of Ernst & Young LLP and against the approval of the two stockholder proposals.

A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under NYSE Amex rules, brokers that hold shares of our common stock in “street” name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers, however, none of those certain matters are anticipated to be the subject of a vote at this meeting. Therefore, under NYSE Amex rules, brokers that do not receive instructions are entitled to vote on the election of directors, the ratification of the appointment of our independent registered public accounting firm, and the stockholder proposals. Should a broker non-vote occur, it will have no effect on the outcome of the matter (i.e. it will be neither a vote “for” nor “against” the proposal), however, it will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

Revoking Your Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except to the extent that (i) a director is named as a nominee for election to the board of directors, (ii) a director has an interest with respect to the stockholder proposal recommending that our board of directors adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company or (iii) a director has an interest with respect to the stockholder proposal regarding the declassification of the board of directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s board of directors is divided into three classes, with each class serving a three-year term and thereafter until the director’s successor is duly elected and qualified or until the director’s death, resignation or removal. One class of directors is elected annually at the Annual Meeting. The Company’s Bylaws provide for a variable board of directors with a range of between two and nine members. The Company currently has five authorized members on its board of directors. The Company’s Bylaws give the board of directors the authority to establish, increase or decrease the number of directors.

Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Adam S. Berger, who is currently our Chief Executive Officer and Chairman of the Board, and Jonathan B. Bulkeley, who is currently a member of the Company’s board of directors. Both Mr. Berger and Mr. Bulkeley have advised the Company of their availability and willingness to serve if elected. In the event that either Mr. Berger or Mr. Bulkeley becomes unavailable or unable to serve as a member of the Company’s board of directors prior to the voting, the proxy holders will refrain from voting for him or will vote for a substitute nominee in the exercise of their best judgment. You can find information about Mr. Berger and Mr. Bulkeley below under the section “Board of Directors and Executive Officers.”

Vote Required

You may vote in favor or against either or both of the nominees and you may also withhold your vote as to either or both of the nominees. In order to elect a nominee, the affirmative vote of a plurality of all of the votes cast at the Annual Meeting is necessary for the election of the nominee for director assuming a quorum is present. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be voted in favor of both of the nominees. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Abstentions and broker non-votes will count toward the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR-NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP became our auditors in 2004. The stockholders are being requested to ratify the reappointment of Ernst & Young LLP at the Annual Meeting. The Company anticipates that a representative of Ernst & Young LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate stockholder questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2008 and 2007

During the fiscal years ended December 31, 2008 and 2007, we retained Ernst & Young LLP to provide services as follows:

	Fees for the Year Ended December 31,
	2008	2007
Service
Audit fees	$582,956	$695,964
Audit-related fees	50,360	123,986
Tax fees	117,558	82,229
All other fees	–	–
Total audit and non-audit fees	$750,874	$902,179

Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally. Audit-related fees principally included due diligence in connection with acquisitions and accounting consultation. Tax fees included tax compliance, tax advice, and tax planning.

Pre-Approval Policy

In accordance with our Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services, if any, including tax services, to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The scope of the pre-approval shall include pre-approval of all fees and terms of engagement. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Vote Required

You may vote in favor or against this proposal and you may also withhold your vote. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as Spark’s independent registered public accounting firm. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be voted in favor of the appointment of Ernst & Young LLP as Spark’s independent registered public accounting firm. Abstentions will be counted as votes cast against the proposal. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Abstentions and broker non-votes will count toward the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY

THE REAPPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL

INDEPENDENT CHAIRMAN OF THE BOARD

The following proposal was submitted by Gary Steiner, Trustee of the Steiner Community Property Trust, located at 1482 Paseo de Oro, Pacific Palisades, CA 90272, who has given notice that he intends to present the following proposal at the Annual Meeting. The Steiner Community Property Trust is a holder of 45,100 shares of the Company’s common stock.

Independent Board Chairman

Stockholder Proposed Resolution

RESOLVED: That stockholders ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company.

Statement of Stockholder

The policy should be implemented so as not to violate any contractual obligation. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of stockholders; and that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

It is the responsibility of the board of directors to protect stockholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer, in directing the corporation’s business and affairs.

It is difficult to overstate the importance of the board of directors in our system of corporate accountability. As the Conference Board Commission on Public Trust and Private Enterprise states, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring the interests of shareowners as well as other constituencies are being properly served.”

The responsibilities of a Company’s board of directors include reviewing and approving management’s strategic and business plans; approving material transactions; assessing corporate performance; and selecting, evaluating, compensating and, if necessary, replacing the CEO (Report of the NACD Blue Ribbon Commission on Director Professionalism). Although the board and senior management may work together to develop long-range plans and relate to key constituencies, the board’s responsibilities may sometimes bring it into conflict with the CEO.

When a CEO serves as board chairman, this arrangement may hinder the board’s ability to monitor the CEO’s performance. As Intel co-founder Andrew Grove put it, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

I urge stockholders to promote independent board leadership and vote for this proposal.

Statement of Board of Directors

The Company’s board of directors has considered the proposal set forth above relating to the adoption of a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company, and has determined not to oppose the proposal and to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the board of directors if approved by stockholders. The board of directors recognizes that an independent Chairman of the Board is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, an independent Chairman of the Board. The board of directors wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the board might make.

If the board of directors adopts a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company, then our current Chairman of the Board, Adam S. Berger, would no longer be eligible to hold such position since he is also Chief Executive Officer of the Company. Consequently, the Company would have to appoint an independent director to replace Mr. Berger as Chairman of the Board. If a current independent member of our board of directors is not available and willing to serve as Chairman of the Board, then compliance with the policy would be excused.

Opponents of an independent Chairman of the Board contend, among other things, that the board of directors should have the flexibility to determine the appropriate person to serve as Chairman of the Board at any time, that a separation of the combined roles of CEO and Chairman of the Board is not necessary if the Company’s corporate governance structure provides effective oversight of management and strong leadership of the independent directors and that the requirement that the Chairman of the Board be independent could cause the Company to incur additional costs. Supporters of an independent Chairman of the Board often make arguments such as those set forth above in the proponent’s supporting statement.

Vote Required

You may vote in favor or against this proposal and you may also withhold your vote. This proposal will be approved if a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting vote in favor of the proposal. If stockholders return a validly executed proxy solicited by the board of directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be counted as abstentions for purposes of the vote on this matter. Abstentions will be counted as votes cast against this proposal. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Abstentions and broker non-votes will count toward the presence of a quorum.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO

THE STOCKHOLDER PROPOSAL RECOMMENDING THAT OUR BOARD OF DIRECTORS ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR WHO HAS NOT PREVIOUSLY SERVED AS AN EXECUTIVE OFFICER OF THE COMPANY.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

DECLASSIFICATION OF THE BOARD OF DIRECTORS

The following proposal was submitted by Glenn Freedman, President and CEO of L.I.S.T. Incorporated, located at 84 Business Park Drive, Suite 210, Armonk, NY 10504-1735, who has given notice that he intends to present the following proposal at the Annual Meeting. L.I.S.T. Incorporated is a holder of 7,813 shares of the Company’s common stock.

Elect Each Director Annually

Resolution

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Statement of Stockholder

Our current practice, in which a limited number of directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would require each director to stand for election annually and would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of the stockholders.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

Some companies express the unfounded concern that the annual election of each director could leave a company without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders would vote to replace all directors, such a decision would express an overwhelming dissatisfaction with the incumbent directors and would reflect the need for change.

Please encourage our board to respond positively to this proposal: Elect Each Director Annually.

Statement of Board of Directors

The Company’s board of directors has considered the proposal set forth above relating to the declassification of the board of directors, and has determined not to oppose the proposal and to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the board of directors if approved by stockholders. The board of directors recognizes that board classification is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The board of directors wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the board might make.

In order to eliminate the classified board, the stockholders of the Company would have to amend Article VII, Section 2 of the Company’s Certificate of Incorporation by the affirmative vote of a majority of the outstanding shares entitled to vote. If stockholders approve the proposal at this year’s Annual Meeting, the Company will present, for a vote of stockholders at either a special meeting of stockholders or next year’s Annual Meeting, an amendment to the Certificate of Incorporation that, if approved by a majority vote, would eliminate the classified board.

Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership, and enhance a board’s ability to respond to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often make arguments such as those set forth above in the proponent’s supporting statement.

Vote Required

You may vote in favor or against this proposal and you may also withhold your vote. This proposal will be approved if a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting vote in favor of the proposal. Such approval would not, by itself eliminate the classified board. If stockholders return a validly executed proxy solicited by the board of directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board of directors are to be voted on this proposal, such shares will be counted as abstentions for purposes of the vote on this matter. Abstentions will be counted as votes cast against this proposal. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Abstentions and broker non-votes will count toward the presence of a quorum.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO

THE STOCKHOLDER PROPOSAL REGARDING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

The persons named below will each be nominated for election as a director of the Company at this Annual Meeting to serve for a term of three years and thereafter until his successor is elected and has qualified or until his death, resignation or removal. The nominees are currently serving as directors of the Company. The board of directors, with the help of the Nominating Committee, identifies director-nominees, evaluating candidates based on the requirements set forth in the Company’s Bylaws and applicable regulatory requirements.

Name	Age	Class and Year in Which Term Will Expire	Position
Adam S. Berger	45	Class III (2012)	Chief Executive Officer and Chairman of the Board

Jonathan B. Bulkeley (1)	48	Class III (2012)	Director

(1)	Chairman of the Audit Committee and member of the Nominating Committee.

The following is a biographical summary for each of the Company’s nominees for election as a director:

Adam S. Berger has served as Chief Executive Officer since February 2007, has been a member of Spark’s board of directors since September 2006 and was appointed Chairman of the Board in August 2007. From June 1999 to September 2006, he was CEO of WeddingChannel.com, Inc. where he led the company for seven years from its early stages through its sale to The Knot, Inc. Immediately prior, Mr. Berger was President of The Franklin Mint, a direct marketing company. He began his career with The Procter and Gamble Company and later joined The Boston Consulting Group. He received an M.B.A. with distinction from the Harvard Business School and a B.S. in Chemical Engineering from the University of California at Berkeley.

Jonathan B. Bulkeley joined the Company’s board of directors in September 2006. Since February 2006, Mr. Bulkeley has served as CEO of Scanbuy, Inc., a company that develops bar code readers for cell phones. Prior to joining Scanbuy, Inc., from February 2002 to February 2006, he was Managing Partner of Achilles Partners LLC, an investment, advisory and research firm, and prior to that, he was Chairman and CEO of Lifeminders, Inc., an online direct marketing company. From December 1998 to January 2000, Mr. Bulkeley was CEO of barnesandnoble.com. Mr. Bulkeley also served as Vice Chair of EDGAR-Online from April 2003 to April 2004 and Chairman of QXL Ricardo, plc from February 1998 to December 2004. He currently sits on the board of directors of the LaSalle Real Estate Fund and Excelsior Global Private Investors. Mr. Bulkeley is a graduate of Yale University.

Directors Not Standing for Election

The members of the board of directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Positions
Benjamin Derhy (1)	54	Class I (2010)	Director

Thomas G. Stockham (2)	44	Class I (2010)	Director

Michael A. Kumin (3)	36	Class II (2011)	Director

(1)	Member of the Audit Committee and the Compensation Committee.
(2)	Member of the Audit Committee and the Compensation Committee.
(3)	Chairman of the Compensation Committee and the Nominating Committee.

Benjamin Derhy has served as a member of the Company’s board of directors since October 2004. Over the last six years, Mr. Derhy has not held any employment positions but has been a private investor and entrepreneur, focusing on Internet, consumer products and real estate sectors as well as start-up companies in Europe and Israel. His experience also includes working with American companies and their expansion internationally. In 1984, Mr. Derhy co-founded Turbo Sportswear, a clothing manufacturer, and was employed there until 1997. Mr. Derhy holds both B.A. and M.B.A. degrees from the Hebrew University.

Thomas G. Stockham has served as a member of the Company’s board of directors since August 2007. Since May 2007, Mr. Stockham has not held any employment positions but has been an advisor, private investor and entrepreneur. From June 2006 to May 2007, Mr. Stockham served as the CEO and as a director of 3point5, Inc., a provider of online training services for manufacturers, retailers and retail salespeople. From September 2001 to April 2005, Mr. Stockham served as the CEO and President of MyFamily.com, Inc. (now known as The Generations Network), a provider of online media and subscription services for family genealogy and other services. Prior to MyFamily.com, Inc., Mr. Stockham served as president of Ticketmaster.com. Mr. Stockham received a B.A. in Government from Dartmouth College in 1987 and an M.B.A. from Stanford University in 1991.

Michael A. Kumin joined as a member of our board of directors in June 2006. Mr. Kumin is a partner of Great Hill Partners, LLC, a private equity firm and the Company’s largest stockholder, where he has served as an investment professional since June 2002. Previously, he served at separate times as an investment professional for Apollo Advisors, L.P. and Goldman, Sachs L.P. in their private equity funds. He holds a B.A. in public policy and international affairs from Princeton University.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of the Company’s board of directors. For information concerning Adam S. Berger, our Chief Executive Officer and Chairman of the Board, see “Information Concerning Director Nominees” above.

Name	Age	Position
Gregory R. Liberman	36	President and Chief Operating Officer

Brett A. Zane	42	Chief Financial Officer

Gregory J. Franchina	45	Chief Information Officer

Joshua A. Kreinberg	38	General Counsel and Corporate Secretary

Gregory R. Liberman was appointed President in June 2006 and Chief Operating Officer in August 2005. He served as our General Counsel from October 2004 to April 2006 and Corporate Secretary from January 2005 to September 2006. From January 2004 to May 2004, Mr. Liberman served as General Counsel and Corporate Secretary of CytRx Corporation, a publicly-traded biotechnology company based in Los Angeles. During his tenure there, Mr. Liberman oversaw legal affairs, policy and strategy for the company. From January 2002 to December 2003, Mr. Liberman served as an independent strategic consultant. Mr. Liberman earned a J.D., with Honors, from The Law School at the University of Chicago and an A.B., with University Distinction and Honors in Economics, from Stanford University.

Brett A. Zane was appointed as our Chief Financial Officer effective December 2007. Prior to joining us, Mr. Zane served as Chief Financial Officer of Lindora, Inc., a regional commercial weight loss management company since 2006. Between 2004 and 2006, Mr. Zane was Chief Financial Officer of Action Media Holdings, LLC, from 2003 until 2004, he was Chief Financial Officer of Liberman Broadcasting, Inc., a Spanish-language television and radio broadcaster, during which time certain securities of Liberman Broadcasting, Inc. became publicly traded, and from 1994 to 2003, Mr. Zane was

Vice President and Chief Financial Officer of Logex Corporation, a specialty logistics and distribution company. Mr. Zane holds an MBA from The Anderson Graduate School of Management at UCLA and a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania.

Gregory J. Franchina has served as our Chief Information Officer since June 2007. Mr. Franchina has over 22 years of technical and operational experience. From January 2007 to May 2007, Mr. Franchina worked as an independent consultant. From November 2005 to December 2006, Mr. Franchina was the Chief Information Officer and Vice President of Operations for Spot Runner, Inc., an Internet-based advertising agency. From July 1998 to November 2005, Mr. Franchina was the Chief Information Officer and Vice President of Operations for WeddingChannel.com, Inc., a provider of online wedding planning and bridal services. Mr. Franchina holds a B.S. in Computer Science from The College of William and Mary.

Joshua A. Kreinberg has served as our General Counsel since April 2006 and Corporate Secretary since September 2006. Prior to joining us, Mr. Kreinberg practiced law in Los Angeles and Paris with Gibson, Dunn & Crutcher LLP from May 1999 to April 2006 and Sullivan & Cromwell LLP from October 1997 to April 1999. He also served as a law clerk in Wilmington, Delaware at the U.S. Court of Appeals for the Third Circuit. Mr. Kreinberg earned a J.D. and an L.L.M. in international and comparative law with honors from Duke University’s School of Law as well as an M.B.A. from Duke University’s Fuqua School of Business where he was a Fuqua Scholar. Mr. Kreinberg also holds an A.B. with University Distinction and Honors in Quantitative Economics and Political Science from Stanford University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted in the corporate governance section of the investor relations page of the Company’s website located at www.spark.net, and is available in print, without charge, upon written request to the Corporate Secretary at Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211. The Company intends to post promptly any amendments to or waivers of the Code on its website.

Director Independence

The board of directors has determined that each of the non-management directors, Jonathan B. Bulkeley, Benjamin Derhy, Michael A. Kumin and Thomas G. Stockham is an “independent” director as defined by the listing standards of the NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussion with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Legal Proceedings

Neither the nominees nor any director or executive officer has been involved in the certain legal proceedings listed in Item 103 and/or Item 401 of Regulation S-K.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During the year ended December 31, 2008 the board of directors met thirteen times, the Audit Committee met seven times, the Nominating Committee met one time and the Compensation Committee met eleven times. Each current director who was on the board during 2008 attended at least 75% of the aggregate number of meetings held by (1) the board of directors and (2) those committees of the board of directors on which he served.

The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2008, Mr. Berger attended the Annual Meeting of Stockholders in person.

Board Committees

Audit Committee. The Audit Committee consists of Jonathan B. Bulkeley, Benjamin Derhy and Thomas G. Stockham, each of whom is an independent director. Mr. Bulkeley, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist the Company’s board of directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•

The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.

•

Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee Charter is available on the Company’s website at: www.spark.net.

Compensation Committee. The Compensation Committee consists of Michael A. Kumin, Benjamin Derhy and Thomas G. Stockham. Each member is an independent director. Mr. Kumin is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s directors, executive officers, including our Chief Executive Officer, and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee conducts an annual review (in connection with the conclusion of our business planning process) of the compensation packages for each of our named executive officers. Based on this review, the Compensation Committee approves, to the extent applicable, (a) base salary changes, (b) any cash payout amounts earned under the previous year’s annual cash incentive awards, (c) equity grants and (d) targets and potential payout amounts under any performance-based incentive compensation programs for the new year. The Compensation Committee will annually review the proposed performance metric(s) applicable to the named executive officers and approve the performance targets and target payout amounts for the named executive officers. The Company does not have a general equity grant policy. However, the Compensation Committee usually holds monthly meetings, which generally occur on the first Monday of the month to consider stock option grants and any other Compensation Committee business; however, the Compensation Committee may change this schedule to grant options on an alternative, consistent basis. The Compensation Committee may take other individual compensation actions during the year as needed. In reviewing and making compensation decisions of other executive officers, the Committee may consult with the Company’s Chief Executive Officer and any others who can review the performance of the other executive officers, provide annual recommendations for individual management objectives, and provide input on strategic initiatives. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and other advisors to assist in the evaluation of director, Chief Executive Officer or executive officer compensation.

The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is available on the Company’s website at: www.spark.net.

Nominating Committee. The Nominating Committee consists of Jonathan B. Bulkeley and Michael A. Kumin, each of whom is an independent director. Mr. Kumin is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is available on the Company’s website at: www.spark.net.

The Director Nomination Process

The Nominating Committee considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. The board of directors will consist of a majority of directors who qualify as “independent” directors within the meaning of the listing standards of the NYSE Amex, as the same may be amended from time to time. Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company’s or to fulfill the responsibilities of a director. The value of diversity on the board should be considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. Additionally, the Nominating Committee considers the respective qualifications needed for directors serving on various committees of the board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Nominating Committee considers the appropriate mix of skills and experience and background needed for members of the board and for members of each of the board’s committees, so that the board and each committee has the necessary resources to perform its respective functions effectively. The Nominating Committee also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Nominating Committee will consider the existing director’s performance on the board and on any committee on which such director serves, which will include attendance at board and committee meetings.

Director Nominees by Stockholders. The Nominating Committee will consider nominees recommended in good faith by our stockholders as long as these nominees for the appointment to the board of directors meet the requirements set forth above. Possible candidates who have been suggested by stockholders are evaluated by the Nominating Committee in the same manner as are other possible candidates.

Nomination for election to the board of directors at a meeting of stockholders may be made by any stockholder of the Company who complies with the following notice procedures, is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the annual meeting; provided, however, that in the event that the date of the annual meeting differs by more than 30 days from such anniversary date or if the Company has not previously held an annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In the case of an election of directors at a special meeting of stockholders, provided that the board of directors has determined that directors shall be elected at such meeting, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

A stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto) and Rule 14a-11 thereunder (or any successor thereto) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (c) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board, and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such nominee before the meeting and (e), to the extent applicable, a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies from stockholders in support of such proposal. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by the Company and the Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2008 and 2007 by our Chief Executive Officer and two of our most highly compensated executive officers who were employed by us as of December 31, 2008 and whose total compensation exceeded $100,000 during that fiscal year (the “named executive officers”).

Name	Year	Salary	Bonus		Option Awards (1)		Nonequity Incentive Plan Compensation (2)	Non qualified Deferred Compensation Earnings	All Other Compensation (3)		Total
Adam S. Berger(4) Chief Executive Officer	2008	$356,125	$51,750	(5)	$787,664	(6)	$225,000	$6,300	$15,212	(7)	$1,442,051
	2007	$302,273	$133,000	(8)	$787,664	(6)	$346,454	$0	$18,582	(9)	$1,587,973
Gregory R. Liberman President and Chief Operating Officer	2008	$287,500	$0		$379,903		$75,000	$6,300	$20,257	(10)	$768,960
	2007	$287,500	$20,000		$530,867		$73,970	$0	$9,000		$921,337
Gregory J. Franchina (11) Chief Information Officer	2008	$235,000	$0		$165,725		$93,750	$6,300	$9,200		$509,975
	2007	$199,425	$15,000	(12)	$94,488		$73,844	$0	$8,400		$391,157

(1)	Represents the expense recognized by us for fiscal years 2008 and 2007 for the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Estimates and Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Our Compensation Committee establishes an amount of money each year from which bonuses can be distributed to the executive officers of the Company. This amount is based on the Company’s gross revenue and earnings before interest, depreciation and amortization (also known as EBITDA). Bonus amounts for each executive officer are based on such amount as well as individual management objectives.
(3)	Represents 401(k) plan employer contributions, unless otherwise noted.
(4)	Mr. Berger became our Chief Executive Officer effective February 21, 2007.
(5)	Represents an annual retention bonus.
(6)	Includes (i) $29,263 in option grants during Mr. Berger’s service as a member of our board of directors prior to his appointment as Chief Executive Officer and (ii) $758,401 in option grants made once Mr. Berger became our Chief Executive Officer.
(7)	Includes $6,012 in costs related to health insurance premiums and $9,200 of 401(k) employer contribution.
(8)	Represents an annual retention bonus of $50,000 and a 2007 guaranteed performance bonus of $83,000 paid pursuant to the terms of Mr. Berger’s employment agreement described below.
(9)	Includes (i) $1,528 for fees received in connection with Mr. Berger’s service as a member of our board of directors prior to his appointment as Chief Executive Officer, (ii) $8,054 in costs related to health insurance premiums and premiums on a term life insurance policy, and (iii) $9,000 of 401(k) employer contribution.
(10)	Includes (i) $11,057 related to a payout for certain accrued paid time off, paid in accordance with Company policy and (ii) $9,200 of 401(k) employer contribution.
(11)	Mr. Franchina became our Chief Information Officer effective June 2007.
(12)	Represents a one time retention bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date
Adam S. Berger Chief Executive Officer (1)	28,125 472,083 91,667 32,083	21,875 557,917 108,333 37,917	– – – – –	$ $ $ $	5.58 5.45 6.81 5.74	9/12/2013 2/12/2017 2/12/2017 2/21/2017

Gregory R. Liberman President and Chief Operating Officer (2)	100,000 75,000 51,828	– 75,000 55,172	– – –	$ $ $	7.05 6.05 4.06	10/25/2009 12/4/2013 9/20/2014

Gregory J. Franchina Chief Information Officer (3)	103,125	171,875	–		$5.51	6/01/2014

(1)	Mr. Berger’s options vest as follows (with reference to total options and exercise price):

Options	Vesting Schedule
50,000 at $5.58	25% vested on 9/12/2007 and 6.25% vest quarterly thereafter
1,030,000 at $5.45	25% vested on 2/12/2008 and the balance vests monthly thereafter
200,000 at $6.81	25% vested on 2/12/2008 and the balance vests monthly thereafter
70,000 at $5.74	25% vested on 2/21/2008 and the balance vests monthly thereafter

(2)	Mr. Liberman’s options vest as follows (with reference to total options and exercise price):

Options	Vesting Schedule
100,000 at $7.05	6.25% vests quarterly from 1/25/05
150,000 at $6.05	6.25% vests quarterly from 11/27/06
107,000 at $4.06	25% vested on 9/20/07 and 6.25% vests quarterly thereafter

(3)	Mr. Franchina’s options vest as follows (with reference to total options and exercise price):

Options	Vesting Schedule
275,000 at $5.51	25% vested on 6/1/08 and 6.25% vests quarterly thereafter

On January 5, 2009, the Company’s stockholders approved a one-time stock option repricing and exchange program. Under the stock option program, stock options with an exercise price greater than $2.55, the closing price per share of the Company’s common stock as reported on the NYSE Amex on January 5, 2009, were eligible to be exchanged with new options with an exercise price of $3.00 per share. Each of the named executive officers in the table above surrendered all of their eligible options in connection with the option exchange program. Each new option granted to the named executive officers has a term of seven (7) years, except those granted to the Company’s Chairman of the Board and Chief Executive Officer, Adam S. Berger, which, consistent with the options he received when he became the Company’s Chief Executive Officer, have a term of ten (10) years.

New options for the named executive officers do not vest at all until one (1) year after the grant date and are subject to a cap on the amount of options that vest at such time. Any remaining amount of the new options after the initial vesting vest monthly thereafter. New options for the named executive officers vest one (1) year after the grant date in an amount equal to (i) a percentage (the “Executive Initial Vesting Percentage”) of the total amount of each new option granted to an executive officer equal to the lesser of (a) a percentage that is equal to half of the percentage that the vested amount as of January 5, 2009 constituted of the entire amount of the eligible option that was surrendered by such executive officer and (b) 22.9%, which is equal to half of the percentage that the vested amount constituted of the entire amount of eligible options held by our Chairman of the Board and Chief Executive Officer, Adam S. Berger, as of January 5, 2009, as calculated without regard to any eligible options Mr. Berger received prior to February 2007 when he entered into his employment agreement to serve as the Company’s Chief Executive Officer; and (ii) 25% of the remaining unvested amount of the new option. The remaining new options (i.e. those left after the initial vesting described in (i) and (ii) above) vest monthly in equal installments until four (4) years after the new option grant date. In summary, new options granted to executive officers vest as follows:

•	The Executive Initial Vesting Percentage PLUS 25% of the remaining unvested amount vest one (1) year after the grant date, and

•	The remainder vests monthly in equal installments until four (4) years after the grant date.

Set forth below are the new options granted to the named executive officers:

Name of Executive Officer	Title	Number of New Options	Number of New Options that will Vest as of January 5, 2010 (1)
Adam S. Berger	Chairman of the Board and Chief Executive Officer	1,350,000	569,363
Gregory R. Liberman	President and Chief Operating Officer	357,000	150,565
Gregory J. Franchina	Chief Information Officer	275,000	107,525

(1)	The remainder of the new options will vest monthly in equal installments until four (4) years after the grant date. Vesting of options is subject to continued service to the Company.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Adam S. Berger

On February 12, 2007, in connection with the appointment of Adam S. Berger as CEO, the Company and Mr. Berger executed an Executive Employment Agreement (the “Berger Agreement”). The Berger Agreement was amended on December 29, 2008 to ensure compliance with the regulations promulgated under Section 409A of the Internal Revenue Code, as amended (“Section 409A”).

Term, Salary and Bonus. The Berger Agreement will continue until December 31, 2010, unless terminated earlier. Pursuant to the terms of the Berger Agreement, Mr. Berger receives a base salary of $350,000 per year, which will be reviewed annually and may be increased at the sole discretion of the Compensation Committee of the board of directors in light of Mr. Berger’s performance and the Company’s financial performance and other economic conditions, but may not be decreased without Mr. Berger’s written consent. Mr. Berger will also be paid an annual retention bonus of $50,000. Mr. Berger is eligible to receive an annual performance bonus equal to a minimum of $75,000, a maximum of $450,000 and a target amount of $300,000. The performance bonus will be based on a twelve-month calendar year and will be based on goals set by the board of directors with input from Mr. Berger and the Compensation Committee related to the Company’s gross revenue, earnings before interest, depreciation and amortization (also known as EBITDA) and management objectives.

Option Grants. On February 12, 2007, in connection with the execution of the Berger Agreement, Mr. Berger received a grant under the Company’s 2004 Option Scheme of 1,030,000 stock options with an exercise price of $5.45. 257,500 of the options vested on February 12, 2008 and 1/36th of the remaining 772,500 options vest each month thereafter so that all 1,030,000 options will be vested and exercisable four years from the date of grant. Mr. Berger also received an additional 200,000 stock options with an exercise price of $6.81, which was 125% of fair market value of the Company’s ordinary shares on that date. 50,000 of those options vested on February 12, 2008 and 1/36th of the remaining 150,000 options vest each month thereafter so that all 200,000 options will be vested and exercisable four years from the date of grant. Lastly, on February 21, 2007, the effective date of the Berger Agreement, Mr. Berger received a grant of 70,000 incentive stock options, 17,500 of which vested on the one year anniversary of the grant date and 1/36th of the remaining 52,500 will vest each month thereafter so that all 70,000 options will be vested and exercisable four years from the date of grant. All options have a term of 10 years.

On January 5, 2009, the Company’s stockholders approved a one-time stock option repricing and exchange program. Under the stock option program, Mr. Berger exchanged all of his outstanding stock options for new stock options with an exercise price of $3.00. Of the 1,350,000 new options issued to Mr. Berger, 569,363 will vest on January 5, 2010 and the remainder will vest in equal monthly installments until January 5, 2013.

Other Benefits. Mr. Berger is eligible for all health and welfare benefits generally available to the Company’s full-time employees, with the Company covering the costs of such benefits and reimbursing Mr. Berger for COBRA health and welfare plan expenses associated with his prior employer. Mr. Berger will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including up to $7,500 per year in business related education and training, and for any reasonable legal fees incurred in connection with the Berger Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a change in control and any future agreements with the Company entered into upon termination of employment.

Termination Benefits. Generally, upon termination, Mr. Berger will receive his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. If Mr. Berger is terminated without cause or if he leaves for good reason, then Mr. Berger will also receive a severance package that consists of (i) a single cash lump sum payment equal to his retention bonus plus 100% of his base salary, payment to be made within 30 days following termination, (ii) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, and (iii) immediate vesting of the lesser of 325,000 options or the remaining unvested options; provided that Mr. Berger executes, within the 30-day period following termination, a separation agreement with the Company that includes a general mutual release. Termination with “cause” means admission to or conviction of a felony, gross negligence or willful misconduct in the performance of employment duties that is likely to materially damage the Company’s financial position, or material breach of the Berger Agreement by Mr. Berger that is not cured within 30 days of notice. “Good reason” means a material breach of the Berger Agreement by the Company that is not cured within 30 days of notice, Mr. Berger’s base salary, retention bonus or other bonus opportunity is reduced without his consent or the options are not fully complied with by the Company, a reduction in Mr. Berger’s title, duties, or responsibilities or the assignment of any duties inconsistent with his position, a requirement to relocate without Mr. Berger’s consent of more than 35 miles, the Company’s non-renewal of the Berger Agreement or, to the extent required, stockholder approval is not obtained for any provisions of the Berger Agreement. The occurrence of any of the events described in the foregoing sentence will not constitute good reason unless Mr. Berger gives the Company written notice, within 30 days after Mr. Berger has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute good reason and the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. Mr. Berger will not be entitled to any severance package if he voluntarily resigns or otherwise terminates employment with the Company other than for good reason, or the Company terminates Mr. Berger’s employment with cause.

Death or Disability. Upon death or disability, Mr. Berger is entitled to payment of his retention bonus, his unpaid prorated base salary, reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period, and a single cash lump-sum payment equal to the minimum bonus that would have been paid that year, prorated according to the number of days that have elapsed since the beginning of the fiscal year in which Mr. Berger dies or becomes disabled. Disability includes Mr. Berger’s inability by reason of physical or mental illness to fulfill his obligations pursuant to the Berger Agreement for 90 consecutive days or for a total of 180 days in any 12-month period which renders Mr. Berger unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

Change of Control. Upon a change in control of the Company, all of Mr. Berger’s unvested stock options will immediately vest. However, if a successor company retains Mr. Berger for the one-year period following a change in control then the Berger Agreement will remain effective and any proceeds received by Mr. Berger with respect to 50% of Mr. Berger’s options, the vesting of which was accelerated by the change in control, will be deposited in escrow to be released upon the earlier of the one year anniversary of employment by the successor company or if Mr. Berger is terminated for any reason except for cause by the successor company or without good reason by Mr. Berger. Furthermore, if Mr. Berger is terminated without cause or leaves for good reason within one year after a change of control, then Mr. Berger will receive the severance package described above under “Termination Benefits,” payment to commence within 30 days following termination, provided that Mr. Berger executes, within the 30-day period following termination, a separation agreement with the Company that includes a general mutual release. The escrow will be forfeited if Mr. Berger is terminated during that one year period for cause or if he leaves without good reason. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity.

Tax-Related Provisions. If Mr. Berger is deemed a specified employee as defined in Section 409A, the Company may pay him interest at the prime rate plus 3% on any amounts deferred. If any payment to Mr. Berger would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, together with any interest or penalties imposed with respect to such excise tax, then Mr. Berger will be entitled to receive an additional payment equal to the amount of the excise tax.

Other Terms. Mr. Berger is prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations. Any obligation not to disclose confidential Company information will continue for two years after the date Mr. Berger’s employment is terminated. Furthermore, during the term of the Berger Agreement and for 12 months after, Mr. Berger has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Gregory R. Liberman

In August 2005, the Company entered into an employment agreement with Gregory R. Liberman which defined the terms of his employment as our Chief Operating Officer (the “Liberman Agreement”). The Liberman Agreement was amended in March 2006 and November 2006 to reflect updates to the terms of his employment as President and Chief Operating Officer, and in December 2008 to ensure compliance with the regulations promulgated under Section 409A.

Term, Salary and Other Benefits. The Liberman Agreement will continue indefinitely subject to the termination provisions. Mr. Liberman will receive a base salary of at least $287,500 per year. Mr. Liberman is eligible for all health and welfare benefits generally available to the Company’s full- time employees and he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company.

Change of Control. Mr. Liberman’s option agreement contains a “change of control” provision whereby all unvested options will automatically vest if any person acquires a vested interest in more than 50% of the Company’s shares; provided, however, that if a successor company retains Mr. Liberman’s services for the one-year period following such change of control, then any cash proceeds with respect to 50% of those options that were accelerated will be deposited into escrow which will provide that (i) the proceeds will be paid to Mr. Liberman upon the earlier of the one-year anniversary of such change of control or if Mr. Liberman is terminated without cause or he resigns for good reason, and (ii) the proceeds will be forfeited if Mr. Liberman is terminated during the one-year period for cause or he resigns without good reason.

Termination Benefits. Either party may terminate the Liberman Agreement without cause with 30 days notice. If the Company terminates the Liberman Agreement without cause, or if Mr. Liberman terminates the Liberman Agreement for good reason, Mr. Liberman is entitled to receive severance pay from the Company for a period of six months following the termination of his employment, payments to commence within 30 days following termination. Termination with cause includes a material misappropriation of any monies or assets or properties, a material breach by Mr. Liberman of the terms of the Liberman Agreement that has not been cured within 30 days after written notice, the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude, gross negligence or willful misconduct. Good reason includes the Company’s requirement to relocate more than 50 miles, or any material breach by the Company which is not cured within 30 days of written notice. The occurrence of any of the events described in the foregoing sentence will not constitute good reason unless Mr. Liberman gives the Company written notice, within 30 days after Mr. Liberman has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute good reason and the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The amount of severance to be paid to Mr. Liberman each month will equal his monthly salary at the time of his termination, less applicable payroll tax withholding. If Mr. Liberman is deemed a specified employee as defined in Section 409A, the Company may pay him interest at the prime rate plus 3% on any amounts deferred. The Liberman Agreement also prescribes a twelve month period following termination wherein Mr. Liberman is prohibited from soliciting or disaffecting customers and employees of the company.

Gregory J. Franchina

On May 16, 2007, the Company entered into an executive employment agreement with Gregory J. Franchina (the “Franchina Agreement”). The Franchina Agreement was amended on December 30, 2008 to ensure compliance with the regulations promulgated under Section 409A.

Term, Salary, Performance Bonus and Other Benefits. The Franchina Agreement will continue indefinitely subject to the termination provisions. Mr. Franchina will receive a base salary of at least $231,000 per year. He will also be eligible for an annual bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). The Performance Bonus for 2007 was pro-rated. Payment of the Performance Bonus will be made at the Company’s discretion following the completion of the annual audited financial statements, but in no event later than six months from the last day of each period provided Mr. Franchina has maintained continuous employment with the Company (or is entitled to severance pay as described below). In the event the Company fails to determine a formula for the Performance Bonus prior to 60 days after the start of a period,

Mr. Franchina will earn the pro rata share of the bonus between the start of the period and the date upon which the formula is determined by the Company and presented to Mr. Franchina. Mr. Franchina is eligible for all health and welfare benefits generally available to the Company’s full-time employees and he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company.

Option Grants and Change of Control. On June 1, 2007, the Company granted Mr. Franchina options to purchase 275,000 of the Company’s shares, 25% of which will vest and become exercisable on June 1, 2008 and thereafter 6.25% will vest at the end of each three-month period. The options have a term of seven years.

On January 5, 2009, the Company’s stockholders approved a one-time stock option repricing and exchange program. Under the stock option program, Mr. Franchina exchanged all of his outstanding stock options for new stock options with an exercise price of $3.00. Of the 275,000 new options issued to Mr. Franchina, 107,525 will vest on January 5, 2010 and the remainder will vest in equal monthly installments until January 5, 2013.

In addition, the options contain a “Change of Control Provision” whereby all unvested options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desires to retain Mr. Franchina’s services for the one-year period following a change of control, 50% of any proceeds from such option acceleration will be deposited in an escrow which will provide that (i) if employment with the successor company is terminated during the one-year period following the change of control by the successor company for cause or by Mr. Franchina without good reason, he will forfeit the accelerated options and any proceeds, and (ii) the accelerated options and any proceeds will be paid to Mr. Franchina immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Franchina maintains continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Franchina’s employment is terminated for any reason other than by the successor company for cause or by Mr. Franchina without good reason.

Termination Benefits. If the Franchina Agreement is terminated by the Company without cause or by Mr. Franchina for good reason, Mr. Franchina will be entitled to receive severance pay from the Company for a period of six months following termination payable in accordance with the Company’s normal payroll cycle and commencing with the first payroll cycle which occurs 30 days following termination, provide that Mr. Franchina executes, within the 30-day period following termination, a separation agreement with the Company that includes a general mutual release. The amount of severance pay to be paid to Mr. Franchina each month shall be equal to: (i) his current monthly salary plus (ii) if Mr. Franchina has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. If the Franchina Agreement is terminated by the Company without cause or by Mr. Franchina for good reason after a performance period has been completed, he will receive the Performance Bonus for that period. Termination with “cause” means (i) a material misappropriation of any assets of the Company, (ii) a material breach by Mr. Franchina that has not been cured within 30 days after written notice, (iii) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (iv) gross negligence or willful misconduct in connection with the material duties required by the employment agreement. “Good reason” includes (i) the Company’s requirement to relocate to a location in excess of fifty (50) miles from the Company’s current office location; (ii) Mr. Franchina’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (iii) a material reduction in title, duties and/or responsibilities; or (iv) any material breach by the Company that is not cured within 30 days of written notice. The occurrence of any of the events described in the foregoing sentence will not constitute good reason unless Mr. Franchina gives the Company written notice, within 30 days after

Mr. Franchina has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute good reason and the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. Mr. Franchina will not be entitled to any severance if his employment is terminated due to death or disability, he voluntarily resigns or is terminated by the Company with cause. If Mr. Franchina is deemed a specified employee as defined in Section 409A, the Company may pay him interest at the prime rate plus 3% on any amounts deferred.

Director Compensation

Prior to May 1, 2008, we paid our non-employee directors the following compensation, except Michael A. Kumin, who did not receive any fees for his service on the board of directors or any committee:

•	Base Annual Board Service Fee: Each director was paid $2,500 per quarter (or $10,000 annually).

•

Excess In-Person Board Meeting Fee: Each director was paid $1,000 for in-person attendance at each in-person board meeting that was in excess of in-person attendance of four times in a calendar year, but such amount did not exceed the aggregate of $4,000 per year. No fees were paid for telephonic meetings or telephonic attendance at in-person board meetings.

•

Base Annual Committee Service Fee: Each member of the Nominating and Compensation Committees received $1,000 annually and each member of the Audit Committee received $2,000 annually for committee service.

•

Committee Chairmanship Annual Fee: Each Chair of the Nominating and Compensation Committees was paid $500 annually and the Chair of the Audit Committee was paid $1,000 annually for service as a committee Chair.

•

Excess Committee In-Person Meeting Fee: Each committee member was paid $500 for in-person attendance at each in-person committee meeting that was in excess of in-person attendance of four times in a calendar year; and such amount did not exceed the aggregate of $2,000 per year. No fee was paid for telephonic meetings or telephonic attendance at in-person board meetings.

•	Expenses: Each director received expense reimbursement for reasonable travel for in-person board and committee meeting attendance.

Effective May 1, 2008 as follows:

•	Base Annual Board Service Fee: Each director will be paid $22,000 annually.

•	Base Annual Committee Service Fee: Each member of the Compensation, Nominating or Audit Committee will be paid $1,000 annually per committee.

•

Committee Chairmanship Annual Fee: The chair of the Audit Committee will receive $3,000 per year and each chair of the Nominating or Compensation Committee will receive $2,000 annually per chairmanship.

For the avoidance of doubt, there are no longer any meeting attendance fees. Mr. Kumin no longer waives his fees for service on the board of directors and its committees. Effective May 1, 2008, he began to receive compensation for his services.

Officers of our Company who are members of the board of directors are not paid any directors’ fees.

Directors are eligible to receive, from time to time, grants of options to purchase shares under our equity incentive plans.

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008 by our board of directors.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash		Option Awards (1) (2)	Total
Jonathan B. Bulkeley Director	$22,667	(3)	$29,263	$51,930
Benjamin Derhy Director	$20,144	(4)	$77,242	$97,386
Thomas G. Stockham Director	$20,333	(5)	$24,787	$45,120
Michael A. Kumin Director	$18,667	(6)	$0	$18,667

(1)	Represents the expense recognized by us for fiscal year 2008 for the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Estimates and Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The following options were outstanding as of December 31, 2008: Jonathan B. Bulkeley – 50,000; Benjamin Derhy – 110,000; and Thomas G. Stockham – 50,000.

(3)	Includes $18,000 in annual fees for serving on the board of directors and $4,667 in annual fees for serving on committees.

(4)	Includes $18,000 in annual fees for serving on the board of directors and $2,144 in annual fees for serving on committees.

(5)	Includes $18,000 in annual fees for serving on the board of directors and $2,333 in annual fees for serving on committees.

(6)	Includes $14,667 in annual fees for serving on the board of directors and $4,000 in annual fees for serving on committees.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2008 regarding compensation plans, including any individual compensation arrangements, under which equity securities of Spark Networks, Inc. are authorized for issuance. In connection with the effect of the July 2007 Scheme of Arrangement, the Company assumed all outstanding options of its predecessor, Spark Networks plc, under its 2000 and 2004 Share Option Schemes. Of the shares reported below to be issued upon exercise of outstanding options, 2,914,357 were granted under the previous Option Schemes. The remainder of shares to be issued upon exercise of outstanding options and number of securities available for future issuance are under the Company’s 2007 Omnibus Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,643,357	$5.62	1,771,000	(1)
Equity compensation plans not approved by security holders	–	–	–
Total	3,643,357	N/A	1,771,000

(1)

In July 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”). As of December 31, 2008, the 2007 Plan had 2,500,000 shares authorized for issuance. On January 1, 2009, the number of shares reserved and available for issuance increased by 821,670 shares as a result of the “evergreen” provision contained in Section 4.01 of the 2007 Plan. In addition, the number of shares reserved and available increased an additional 250,000 shares as a result of an amendment to increase the total number of shares reserved and available for issuance under the 2007 Plan, which was approved by the Company’s stockholders on January 5, 2009. As of March 31, 2009, the 2007 Plan had 3,571,670 shares authorized for issuance of which 3,237,467 options were issued and outstanding. Pursuant to the “evergreen” provision, on the first day of each of the Company’s fiscal years beginning in calendar year 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on 20,556,544 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each named executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the number of shares of common stock set forth opposite such person’s name. Unless otherwise indicated, the address of our officers and directors is: c/o Spark Networks, Inc., 8383 Wilshire Blvd., Suite 800, Beverly Hills, California 90211.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% stockholders:
Great Hill Investors, LLC (1)	9,085,000	44.2%
North Run Capital, LP (2)	1,318,525	6.4%
Executive Officers and Directors:
Adam S. Berger (3)	70,400	*	%
Gregory R. Liberman (4)	12,500	*	%
Gregory J. Franchina	–	*	%
Benjamin Derhy (5)	87,500	*	%
Michael A. Kumin	–	*
Jonathan B. Bulkeley(6)	54,375	*	%
Thomas G. Stockham (7)	21,875	*	%
All directors and executive officers as a group (9 persons) (8)	246,650	1.2%

*	Indicates less than 1%.

(1)	Based on a Schedule 13D filed with the SEC on April 7, 2009. Consists of 81,221 shares held by Great Hill Investors, LLC (“GHI”); 5,713,465 shares held by Great Hill Equity Partners II, Limited Partnership (“GHEP II”); 217,673 shares held by Great Hill Affiliate Partners II, L.P. (“GHAP II”) and 3,072,641 shares held by Great Hill Equity Partners III, L.P. (“GHEP III”, and together with GHI, GHEP II and GHAP II, the “Funds”). Each Fund is an investment fund, principally engaged in the business of making private equity and other investments. Great Hill Partners GP II, LLC (“GP II”) is the sole general partner of GHEP II and GHAP II. Great Hill Partners GP III, L.P. (“GHEP III GP”) is the sole general partner of GHEP III and GHP III, LLC (“GP III”, and together with GP II and GHEP III GP, the “General Partners”) is the sole general partner of GHEP III GP. Christopher S.Gaffney, a former director of the Company, Stephen F. Gormley, John G. Hayes and Matthew T. Vettel (collectively, the “Controlling Persons”) are the managers of GHI and the General Partners. The principal business office of the Funds, the General Partners and the Controlling Persons is c/o Great Hill Partners, LLC, One Liberty Square, Boston, Massachusetts 02109.

(2)	Based on a Schedule 13G filed with the SEC on February 17, 2009. Represents shares held by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP. North Run Advisors, LLC is also the general partner of North Run GP, LP, the special general partner of North Run Master Fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Mr. Hammer and Mr. Ellis have sole voting and dispositive power with respect to the shares and, as the sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. The principal business office of North Run Capital, LP is One International Place, Suite 2401, Boston Massachusetts 02110.

(3)	Includes 70,400 shares of common stock.

(4)	Includes 12,500 shares of common stock.

(5)	Includes 87,500 shares underlying options exercisable within 60 days of the Record Date.

(6)	Includes 20,000 shares of common stock and 34,375 shares underlying options exercisable within 60 days of the Record Date.

(7)	Includes 21,875 shares underlying options exercisable within 60 days of the Record Date.

(8)	Shares beneficially owned by all executive officers and directors as a group includes options to purchase 143,750 shares exercisable within 60 days of the Record Date.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company’s securities are currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, and pursuant to Rule 16a-2, the Company’s directors and officers and holders of 10% or more of its common stock are currently required to file statements of beneficial ownership with regards to their ownership of the Company’s equity securities under Sections 13 or 16 of the Exchange Act. The Company’s current officers, directors and beneficial holders of 10% or more of its equity securities became subject to such requirement and to date, based solely upon a review of Forms 3, 4 and 5 and any amendments thereto furnished to us during the most recent fiscal year, none of the Company’s officers or directors has failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the board of directors and applicable NYSE Amex rules and SEC standards. The Audit Committee represents and assists the board of directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of Spark’s financial statements, Spark’s compliance with legal and regulatory requirements, the qualifications and independence of Spark’s registered public accounting firm, Ernst & Young LLP, and the performance of Spark’s internal controls and of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with Spark’s management, internal finance staff, internal auditors and Ernst & Young LLP, with and without management present, Spark’s audited financial statements for the fiscal year ended December 31, 2008 and management’s assessment of the effectiveness of Spark’s internal controls over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of Ernst & Young LLP concerning the quality, as well as the acceptability, of Spark’s accounting principles and such other matters that Spark is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by Public Company Accounting Oversight Board No. 3526, as amended, and has discussed with Ernst & Young LLP their independence from Spark and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to Ernst & Young LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

Jonathan B. Bulkeley
Benjamin Derhy
Thomas G. Stockham

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Great Hill Equity Partners

As of April 7, 2009, Great Hill Investors, LLC, Great Hill Equity Partners II Limited Partnership and Great Hill Affiliate Partners II L.P. owned an aggregate of 9,085,000 shares of our common stock. On December 1, 2005, we and Great Hill Equity Partners II, which is one of the affiliates of Great Hill, entered into a Standstill Agreement with a term of five years, unless terminated earlier by the agreement of the parties. Pursuant to the Standstill Agreement, Great Hill Equity Partners II agreed that it would not, other than through bona fide cash offers made in accordance with the terms of the Standstill Agreement to all of the Company’s stockholders or stock repurchases or other actions of the Company, acquire or seek to acquire beneficial ownership of any of our voting securities (or rights to acquire any class of our securities or any subsidiary thereof) or participate in any tender, takeover or exchange offer or other business combination, or any recapitalization, restructuring, dissolution or other extraordinary transaction if (1) prior to giving effect thereto, the Great Hill Group (as defined in the Standstill Agreement) beneficially owns less than 60% of Total Voting Power (as defined in the Standstill Agreement) and (2) after giving effect thereto, the Great Hill Group would beneficially own more than 29.9% of Total Voting Power. As such, Great Hill may, in accordance with the terms of the Standstill Agreement, participate in and initiate any tender, takeover or exchange offer, other business combination or other transaction, such as taking our company private.

Efficient Frontier

In 2004, the Company entered into an agreement with Efficient Frontier, a provider of online marketing optimization services to procure and manage a portion of our online paid search and keyword procurement efforts. The Chief Executive Officer of Efficient Frontier is Ellen Siminoff, who is the wife of our former Chairman and Chief Executive Officer, David E. Siminoff, who departed the Company in 2007. The Company paid approximately $335,000 to Efficient Frontier in 2007.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 annual meeting of stockholders, they must deliver a written copy of their proposal no later than [                    ], 2010. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Stockholders who wish to submit a proposal for consideration at our 2010 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with our Bylaws, deliver a copy of their proposal no later than the close of business on the 90 th day prior to the first anniversary of this annual meeting, nor earlier than the 120 th day prior to the first anniversary of this annual meeting. Any stockholder submitting a proposal must provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial holder, if any, on whose behalf the proposal is made. The stockholder and the beneficial owner, if any, on whose behalf the proposal is made must provide their name and address as it appears on the books of the Company and the class and number of shares of the Company which are beneficially owned and of record. Furthermore, such stockholder must promptly provide any other information reasonably requested by the Company.

In the event that the date of the annual meeting differs by more than 30 days from the first anniversary of the preceding year’s annual meeting or if the Company has not previously held an annual meeting, then notice must be delivered not earlier than the close of business on the 120 th day prior to such annual meeting and not later than the close of business on the later of the 90 th day prior to such annual meeting or the 10 th day following the day on which public announcement of the date of such meeting is first made by the Company.

Mailing Instructions

In either case, proposals should be delivered to Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, Attention: Joshua A. Kreinberg, Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, by telephone at (323) 658-3000 or by email to jkreinberg@spark.net specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that such communications relate to matters that are within the scope of responsibilities of the board or a committee.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Joshua A. Kreinberg
Corporate Secretary

Dated: [                    ], 2009

Beverly Hills, California

SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spark Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated [                    ], 2009, and hereby appoints Brett A. Zane and Joshua A. Kreinberg, the Company’s Chief Financial Officer and General Counsel and Corporate Secretary, respectively, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Spark Networks, Inc. to be held on June 8, 2009, at 9:00 a.m. Pacific Daylight Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR APPROVAL OF PROPOSAL 2 AS DESCRIBED IN THE PROXY, AND ABSTAIN WITH RESPECT TO PROPOSAL 3 AND PROPOSAL 4 AS DESCRIBED IN THE PROXY AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SPARK NETWORKS, INC.

June 8, 2009

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. THE BOARD OF DIRECTORS HAS NO VOTING RECOMMENDATION WITH RESPECT TO PROPOSAL 3 AND PROPOSAL 4. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.        ☒

1. Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	NOMINEE:

	☐	☐	☐	☐	Adam S. Berger

				☐	Jonathan B. Bulkeley

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:        ☒

2. Approve the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.       Approve the stockholder proposal recommending that our board of directors adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4. Approve the stockholder proposal regarding the declassification of the board of directors.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	Address Change

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date: